Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES APPOINTMENT TO THE BOARD OF DIRECTORS

Midland, Texas, February 3, 2025 (GLOBE NEWSWIRE) – Travis Stice, Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of Diamondback Energy, Inc. (NASDAQ: FANG) ("Diamondback" or the "Company"), is pleased to announce that effective February 3, 2025, the Company added Darin G. Holderness to the Board of Directors.

Mr. Holderness has over 30 years of experience in various roles of increasing responsibility in the energy sector, including, among others, founder and Chief Financial Officer of P&A Exchange LLC, an oilfield services company, Chief Financial Officer of ProPetro Holding Corp., an oilfield services company, Senior Vice President, Chief Financial Officer and Treasurer of Concho Resources, an oil and gas exploration and production company, and over nine years with KPMG LLP, where his practice focused on the energy sector. Mr. Holderness has served on the board of directors of JMR Services LLC, an oilfield services company focused on the plug and abandonment of oil and gas wells, since May 2024. Mr. Holderness also served on the board of directors of Ranger Oil Corporation from September 2016 to October 2021, including as its chairman from February 2018 to January 2021, and served on the board of directors of Rock Solid Lifestyles, Inc. from September 2016 to April 2024. Mr. Holderness graduated from Boise State University with a Bachelor of Business Administration in Accounting in 1986 and is a Certified Public Accountant.

“Diamondback is excited to announce the addition of Darin to the Board of Directors as the fourth Board member from the Endeavor merger completed late last year.  Darin knows the Permian Basin and knows the Diamondback story well from his time spent in various roles throughout the Permian.  I am confident his skillset, particularly as a member of the audit committee, will complement the Board well,” stated Mr. Stice.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com